                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No: 333-123974

Disclaimer:

The issuer has filed a registration statement (including a prospectus) with the
SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any information contained in any prior similar materials relating to the
Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates, until we have accepted your offer to purchase Certificates.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such Certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions
(including, in certain cases, assumptions specified by the recipient hereof)
regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

  CONTROL              CURRENT
   NUMBER             BALANCE ($)
---------------------------------
      1              106,275,000
    1.01               5,959,845
    1.02               5,719,313
    1.03               5,665,862
    1.04               5,318,427
    1.05               4,997,718
    1.06               4,623,557
    1.07               4,329,574
    1.08               4,115,768
    1.09               3,982,139
    1.10               3,901,962
    1.11               3,901,962
    1.12               3,714,881
    1.13               3,233,817
    1.14               3,100,189
    1.15               2,993,286
    1.16               2,899,745
    1.17               2,779,479
    1.18               2,726,028
    1.19               2,672,576
    1.20               2,645,851
    1.21               2,432,045
    1.22               2,351,867
    1.23               2,325,141
    1.24               2,325,141
    1.25               2,138,061
    1.26               2,097,972
    1.27               2,084,610
    1.28               1,897,529
    1.29               1,817,352
    1.30               1,630,272
    1.31               1,630,272
    1.32               1,363,014
    1.33               1,162,571
    1.34               1,069,031
    1.35                 668,144

     10               51,479,500
    10.01             18,453,190
    10.02             18,304,072
    10.03             14,722,238

     19               23,985,414
    19.01              4,173,356
    19.02              2,960,389
    19.03              2,520,917
    19.04              2,461,088
    19.05              1,759,804
    19.06              1,484,832
    19.07              1,255,608
    19.08              1,074,188
    19.09                976,767
    19.10                976,234
    19.11                835,564
    19.12                809,307
    19.13                663,855
    19.14                558,380
    19.15                486,686
    19.16                425,223
    19.17                266,512
    19.18                249,860
    19.19                 46,847

     20               22,546,576
    20.01              3,526,634
    20.02              3,508,785
    20.03              3,035,729
    20.04              3,034,027
    20.05              2,558,293
    20.06              1,871,788
    20.07              1,869,524
    20.08              1,730,218
    20.09              1,411,579

     22               22,000,000
    22.01             11,300,000
    22.02             10,700,000

     25               19,090,567
    25.01              1,390,704
    25.02              1,264,276
    25.03              1,264,276
    25.04              1,201,062
    25.05              1,201,062
    25.06              1,201,062
    25.07              1,201,062
    25.08              1,137,848
    25.09              1,137,848
    25.10              1,106,241
    25.11              1,106,241
    25.12              1,106,241
    25.13              1,074,635
    25.14              1,043,028
    25.15              1,011,421
    25.16                979,814
    25.17                663,745

     28               17,780,000
    28.01              4,698,479
    28.02              4,493,632
    28.03              4,450,446
    28.04              4,137,443

     29               17,410,000
    29.01              5,572,644
    29.02              5,300,453
    29.03              3,347,278
    29.04              3,189,626

     30               16,440,000
    30.01              4,397,902
    30.02              4,090,049
    30.03              3,982,819
    30.04              3,969,230

     41               10,607,732
    41.01              5,702,653
    41.02              4,905,079

     49                8,871,512
    49.01              4,795,412
    49.02              2,157,935
    49.03              1,918,165

     54                7,550,000
    54.01              3,128,829
    54.02              2,720,721
    54.03              1,700,450

     80                4,600,000
    80.01              2,674,318
    80.02              1,096,507
    80.03                829,175